Exhibit 5.1

David G. Peinsipp
+1 415 693 2177
dpeinsipp@cooley.com

September 13, 2021

Xos, Inc.
3550 Tyburn Street, Unit 100
Los Angeles, CA 90065

Ladies and Gentlemen:

We have acted as counsel to Xos, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of shares of common stock, $0.0001 par value per share (“Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of shares of Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i) the issuance of 6,333,334 shares (the “Private Warrant Shares”) of Common Stock issuable upon the exercise of certain outstanding warrants (the “Private Warrants”) by the holders thereof other than the initial holder;

(ii) the issuance of 12,499,964 shares (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon the exercise of certain outstanding warrants (the “Public Warrants” and together with the Private Warrants, the “Warrants”) by the holders thereof;

(iii) the resale of 6,333,334 Private Warrants (the “Resale Warrants”);

(iv) the resale of 137,912,334 shares of Common Stock (including up to 6,333,334 Private Warrant Shares) (the “Selling Stockholder Shares”); and

(v) the resale of up to 16,421,919 shares of Common Stock (the “Earnout Shares”) that may be issued pursuant to Section 3.4 of that certain Agreement and Plan of Merger, dated February 21, 2021, as amended on May 14, 2021, by and among the Company, Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Xos, Inc., a Delaware corporation now known as Xos Fleet, Inc. (the “Merger Agreement”).

The Warrants were issued pursuant to a Warrant Agreement, dated October 6, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Warrant Agreement and the originals or copies certified to our satisfaction of such opinions, records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the DGCL (the “Domestication”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, (vi) the issued and outstanding ordinary shares of the Company as an exempted company incorporated under the laws of the Cayman Islands immediately prior to the Domestication were validly issued, fully paid and nonassessable, and (vii) all share issuances and documents related thereto that were authorized by the Company prior to the Domestication, including those to be effected pursuant to the Warrants and the Merger Agreement, were done in accordance with the applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrants, the Warrant Shares and the Earnout Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares or the Earnout Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the number of Warrant Shares issuable upon exercise of the Warrants or the number of the Earnout Shares issuable pursuant to the Merger Agreement to be greater than than the number of shares of Common Stock that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of Common Stock.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Cooley LLP 101 California Street, 5th Floor San Francisco, CA 95111-5800
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(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validated conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2. The Resale Warrants constitute valid and binding obligations of the Company.

3. The Selling Stockholder Shares, other than any Warrant Shares included in the Selling Stockholder Shares, are validly issued, fully paid and nonassessable.

4. Any Warrant Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

5. The Earnout Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

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Cooley LLP 101 California Street, 5th Floor San Francisco, CA 95111-5800
t: (415) 693-2000 f: (415) 693-2222 cooley.com

Very truly yours,

Cooley LLP

By:	/s/ Dave Peinsipp

Cooley LLP 101 California Street, 5th Floor San Francisco, CA 95111-5800
t: (415) 693-2000 f: (415) 693-2222 cooley.com